                                             As filed pursuant to Rule 424(b)(3)
                                             under the Securities Act of 1933
                                             Registration No. 333-18159

PROSPECTUS


                                 203,562 Shares

                              PROTECTION ONE, INC.

                                  Common Stock


         The 203,562 shares of Common Stock, $.01 par value per share ("Common Stock"), of Protection One, Inc., a Delaware corporation ("POI"), covered by this Prospectus (the "Shares") may be offered for sale from time to time by and for the account of Phillips Electronics, Inc., an Oregon corporation (the "Selling Stockholder" or "Phillips"). See "Selling Stockholder." The Selling Stockholder is acquiring the Shares in connection with the acquisition by Protection One Alarm Monitoring, Inc., a wholly owned subsidiary of POI ("Monitoring"), of the security alarm accounts and certain other assets of Phillips (the "Acquisition") pursuant to an Asset Purchase Agreement dated as of December 17, 1996 (the "Purchase Agreement") among Monitoring, Phillips and, inter alia, the stockholder of Phillips.

         POI is registering the Shares as required by the Purchase Agreement. POI will not receive any of the proceeds from the sale of Shares by the Selling Stockholder, but will pay all expenses incident to this offering other than any underwriting discounts or selling commissions, transfer taxes and fees and expenses payable to third parties employed by the Selling Stockholder. See "Plan of Distribution."

         The distribution of the Shares by the Selling Stockholder is not subject to any underwriting agreement. The Selling Stockholder may from time to time offer and sell the Shares through the Nasdaq National Market System in ordinary brokerage transactions, in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices, either through broker-dealers acting as agents or brokers for the seller or through broker dealers acting as agents or principals. Such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholder and/or the purchasers of the Shares for whom such broker-dealers act as agent, which compensation may be in excess of customary commissions. The price at which any Shares may be sold, and the underwriting discounts and agent's commissions, if any, paid in connection with any such sale, are unknown and may vary from transaction to transaction. To the extent required, the purchase price, the name of any such underwriter, dealer or agent and applicable underwriter's discount, dealer's purchase price or agent's commission with respect to a particular offering, if any, will be set forth in an accompanying supplement to this Prospectus. The aggregate net proceeds to the Selling Stockholder from the sale of any Shares will be the price thereof less the aggregate underwriter's discount or agent's commissions, if any. See "Plan of Distribution."

         The Selling Stockholder and any agent, broker, dealer or underwriter that participates with the Selling Stockholder in the distribution of the Shares may be deemed to be an "underwriter" within the meaning of the Securities Act, and any and all commissions received by them and any profit on the resale of the Shares purchased by them may be deemed underwriting commissions or discounts under the Securities Act. See "Plan of Distribution."

                                            (Cover page continues on next page)

(Continuation of cover page)

         The Common Stock is traded on the Nasdaq National Market under the symbol "ALRM." On December 31, 1996, the last reported sale price for the Common Stock was $9.875 per share.


         THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 5.

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
             THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE
                SECURITIES COMMISSION NOR HAS THE SECURITIES AND
                   EXCHANGE COMMISSION OR ANY STATE SECURITIES
                     COMMISSION PASSED UPON THE ACCURACY OR
                        ADEQUACY OF THIS PROSPECTUS. ANY
                         REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.


              The date of this Prospectus is January 2, 1997.

NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN MADE TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY POI, THE SELLING STOCKHOLDER OR ANY UNDERWRITER, DEALER OR AGENT. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCE, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF POI OR ITS SUBSIDIARIES SINCE THE DATE OF THIS PROSPECTUS OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED HEREBY, NOR DOES THIS PROSPECTUS CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR UNDER ANY CIRCUMSTANCE IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents heretofore filed by POI with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated in this Prospectus by reference:

                  A. POI's Annual Report on Form 10-K for the year ended September 30, 1996; and

                  B. The description of the Common Stock contained in POI's Registration Statement on Form 8-A dated September 8, 1994.

         All documents filed by POI pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such document. Any statement contained in this Prospectus or in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         POI will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, on the written or oral request of such person, a copy of any or all of the documents referred to above that have been or hereafter are incorporated by reference herein (other than exhibits to such information, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests for copies should be directed to: Protection One, Inc., 3900 S.W. Murray Boulevard, Beaverton, Oregon 97005, Attn: Montgomery Cornell, Director of Investor Relations; telephone (503) 520-6019.


                                TABLE OF CONTENTS
                                                            Page

Incorporation of Certain Information by Reference..............2
Available Information..........................................3
Forward-Looking Statements.....................................4
The Company....................................................4
Risk Factors...................................................5
The Acquisition...............................................12
Use of Proceeds...............................................12

Description of Capital Stock..........................................12
Selling Stockholder...................................................13
Plan of Distribution..................................................13
Legal Matters.........................................................15
Experts...............................................................15


                              AVAILABLE INFORMATION

         POI is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected without charge and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and the Commission's public reference facilities in New York, New York, and Chicago, Illinois at prescribed rates. The Commission also maintains a Web Site at http://www.sec.gov. that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission. The Common Stock is traded on the Nasdaq National Market (Symbol: ALRM). Reports, proxy statements and other information concerning POI also may be inspected at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

         POI has filed with the Commission a Registration Statement on Form S-3 under the Securities Act with respect to the shares of Common Stock offered hereby (including all amendments an supplements thereto, the "Registration Statement"). This Prospectus, which forms a part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits filed therewith, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to POI and the Common Stock offered hereby, referenced is made to the Registration Statement and the exhibits and schedules thereto.

         Statements contained in this Prospectus as to the contents of any agreements, instrument or other document referred to are not necessarily complete, and with respect to each such agreement, instrument or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of such document. Each such statement is qualified in its entirety by such reference.

                           FORWARD-LOOKING STATEMENTS

                  This Prospectus and the materials incorporated by reference herein contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, statements of the Company's or management's intentions, expectations, beliefs or hopes, strategies regarding the future and statements regarding liquidity, anticipated cash needs and availability and anticipated expense levels. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, could differ materially from those set forth in or contemplated by the forward-looking statements herein as a result of the factors set forth below under the caption "Risk Factors" and elsewhere in this Prospectus and the materials incorporated by reference herein. Each forward-looking statement set forth or incorporated by reference in this Prospectus is based on information available to the Company at the time such statement was made, and the Company assumes no obligation to update any such forward-looking statement.


                                   THE COMPANY

         Protection One, Inc. and its subsidiaries (collectively the "Company") provide security alarm monitoring services for residential and small business subscribers. The Company monitors digital signals arising from burglaries, fires and other events through security systems installed at subscribers' premises. Most of these signals are received and processed at the Company's central monitoring station located in Portland, Oregon. The Company also sells enhanced security services, patrol and alarm response services and alarm systems and provides local field repair services through 11 branch offices. Enhanced security services provided by the Company include two-way voice communication, supervised monitoring services, pager services, wireless backup services and extended service protection. Based on the Company's 196,531 subscribers as of September 30, 1996 (approximately 80% of which are residential), the Company believes it is the fourth largest residential security alarm monitoring company in the United States and the largest in the seven western states of Arizona, California, Nevada, New Mexico, Oregon, Utah and Washington.

         The Company's strategy is to enhance its position as the largest residential security alarm monitoring company in the western United States by pursuing a balanced growth plan incorporating the purchase of subscriber accounts from independent security alarm systems dealers with whom the Company has exclusive purchase agreements (the "Dealer Program"), acquisitions of portfolios of subscriber accounts, the sale of enhanced security services and new alarm systems and possible joint ventures and other strategic alliances.

         The Company's executive offices are located at 6011 Bristol Parkway, Culver City, California 90230 and its telephone number is 310-338-6930. Protection One(R) is a trademark of Protection One, Inc.

                                  RISK FACTORS

         In addition to the other information set forth and incorporated by reference in this Prospectus, the following risk factors should be considered carefully in evaluating an investment in the Common Stock offered hereby:

         Risks Related to High Leverage. The Company is highly leveraged. At September 30, 1996, the Company's consolidated indebtedness was $225.7 million (excluding $0.8 million of contingent reimbursement obligations under outstanding letters of credit), and Monitoring had unused borrowing capacity under its revolving credit facility (the "Revolving Credit Facility") of $94.7 million. (POI is a holding company with no operations of its own and no significant assets other than POI's ownership of the capital stock of Monitoring.) Future additions of subscriber accounts through the purchases from Company's independent dealers (the "Dealer Program") and future acquisitions of subscriber account portfolios will require additional borrowings under Monitoring's revolving credit facility (the "Revolving Credit Facility"), thereby further increasing the Company's leverage. See "-- Risks Related to Acquisitions." All borrowings then outstanding under the Revolving Credit Facility are currently due in full on January 3, 2000. Although Monitoring believes that it will be able to obtain further extensions of the maturity date of the Revolving Credit Facility from time to time, or will be able to refinance the Revolving Credit Facility prior to its present maturity date, there can be no assurance that Monitoring will be able to do so.

         Monitoring will be required to make semiannual cash payments of interest on Monitoring's 6-3/4% Convertible Senior Subordinated Notes due 2003 (the "Convertible Notes") of $3.5 million beginning March 15, 1997; in addition, the principal amount of Monitoring's 13-5/8% Senior Subordinated Discount Notes due 2005 (the "Discount Notes") will accrete in value until June 30, 1998, and Monitoring will be required to make cash payments of interest on the Discount Notes beginning on December 31, 1998. Based on the Discount Notes' interest rate of 13-5/8%, such interest payment will be $11.3 million semiannually, or $22.6 million per year. There can be no assurance that Monitoring's cash flows from operations will be sufficient to make the required interest payments on the Convertible Notes, the Discount Notes and borrowings under the Revolving Credit Facility.

         The indentures pursuant to which the Convertible Notes and the Discount Notes were issued (the "Convertible Notes Indenture" and the "Discount Notes Indenture," respectively ) do not provide for any current amortization of principal or require the establishment of any reserves or sinking funds in respect of the payment of principal. As a result, Monitoring will be required to repay the full principal amount of the Convertible Notes ($103.5 million) on September 15, 2003 and the full principal amount of the Discount Notes ($166.0 million) on June 30, 2005. There can be no assurance that Monitoring will have the cash necessary to repay the Convertible Notes and the Discount Notes at maturity or will be able to refinance such obligations.

         Monitoring's ability to pay the principal of and interest on the Convertible Notes and the Discount Notes and continue to service its other indebtedness will be subject to various business, financial and other factors, many of which are beyond the Company's control. In addition, each of the Discount Notes Indenture, the agreement governing the Revolving Credit Facility (the "Credit Agreement") and, to a lesser extent, the Convertible Notes Indenture includes covenants that restrict the operational and financial flexibility of the Company. Failure to comply with certain covenants would, in some instances, permit the holders of the Convertible Notes or the Discount Notes or the lenders under the Revolving Credit Facility to accelerate the maturity of Monitoring's obligations thereunder, and in other instances could result in cross-defaults permitting the acceleration of all such debt and debt under other agreements.

         The Company's high degree of leverage may have important consequences to holders of the Common Stock, including the following: (i) a substantial portion of the Company's cash flow from operations is, and will continue to be, dedicated to the payment of the principal of and interest on the Company's indebtedness, thereby, reducing the funds available to the Company for its operations and future growth or other business opportunities; (ii) the Company's ability to obtain additional financing in the future for working capital, the Dealer Program, acquisitions of portfolios of subscriber accounts, capital expenditures, general corporate purposes or other purposes may be impaired;
(iii) the Convertible Notes Indenture, the Discount Notes Indenture and the Credit Agreement contain, and are expected to continue to contain, certain restrictive covenants, including certain covenants that require the Company to obtain the consent of the lenders under the Revolving Credit Facility and to maintain certain financial ratios in order to undertake significant acquisitions of portfolios of subscriber accounts; (iv) Monitoring's borrowings under the Revolving Credit Facility are at floating rates of interest, causing the Company to be vulnerable to increases in interest rates;
(v) the Company will be more vulnerable to a downturn in the Company's business or the economy generally; and (vi) the Company's ability to compete against other less leveraged companies may be adversely affected.

         Risks Related to Acquisitions. A principal element of the Company's business strategy is to acquire portfolios of alarm monitoring accounts. During the fiscal 1992-1996 period, the Company completed 117 acquisitions of the portfolios of subscriber accounts of other alarm service companies, and those acquisitions were the primary source of the Company's growth during that period. Although the Dealer Program is anticipated to be an increasingly important component of the Company's growth, acquisitions of portfolios of subscriber accounts are expected to continue. The Company faces competition for the acquisition of portfolios of subscriber accounts, and may be required to offer higher prices for acquired accounts than the Company has in the past. See "--Competition." In addition, due to the continuing consolidation of the security alarm industry and the acquisition by the Company and other alarm companies of a number of large portfolios of subscriber accounts, there may in the future be fewer large portfolios of subscriber accounts available for acquisition. There can be no assurance that the Company will be able to find acceptable acquisition candidates or, if such candidates are identified, that acquisitions can be consummated on terms acceptable to the Company.

         Acquisitions of portfolios of subscriber accounts involve a number of special risks, including the possibility of unanticipated problems not discovered prior to the acquisition, account attrition and the diversion of management's attention from other business activities in order to focus on the assimilation of accounts. For acquisitions that are structured as the purchase of the stock of other alarm companies, the Company may assume unexpected liabilities and must dispose of the unnecessary assets of the acquired companies.

         Because the Company's primary consideration in acquiring a portfolio of subscriber accounts is the amount of cash flow that can be derived from the monthly recurring revenue ("MRR") associated with the purchased accounts, the price paid by the Company is customarily directly tied to such MRR. The price paid varies based on the number and quality of accounts being purchased from the seller, the historical activity of such accounts and other factors. The seller typically does not have audited historical financial information with respect to the acquired accounts; thus, in making acquisitions the Company generally has relied on management's knowledge of the industry, due diligence procedures and representations and warranties of the sellers. There can be no assurance that such representations and warranties are true and complete or, if such representations and warranties are inaccurate, that the Company will be able to recover damages from the seller in an amount sufficient to fully compensate the Company for any resulting losses. The Company expects that future acquisitions will present at least the same risks to the Company as its prior acquisitions.

         An important aspect of the Company's acquisition program is the assimilation of subscriber accounts into the Company's operations after purchase. Depending on the size, frequency and location of acquisitions, the assimilation of subscribers may adversely affect the provision of field repair services to existing subscribers, which may cause subscriber attrition to increase. In addition, if the Company's corporate or branch operations fail to assimilate a substantial portion of acquired subscriber accounts, the Company may experience higher attrition in the future.

         History of Losses. The Company incurred losses attributable to common stock of $15.7 million for fiscal 1996, $18.5 million for fiscal 1995, $9.2 million for fiscal 1994, $4.6 million for fiscal 1993 and $5.0 million for fiscal 1992. ("Losses attributable to common stock" means the Company's net loss, less dividends payable on preferred stock.) These losses reflect, among other factors, the substantial charges incurred by the Company for amortization of purchased subscriber accounts, interest incurred on the Company's indebtedness and extraordinary losses on early extinguishment of debt. Such charges, with the exception of the extraordinary losses, will increase as the Company continues to purchase subscriber accounts, if the

Company's indebtedness increases, or if interest rates increase. The Company's earnings have been insufficient to cover its fixed charges since the Company was formed, and there can be no assurance that the Company will attain profitable operations.

         Risks Related to the Dealer Program. During fiscal 1995 and fiscal 1996, the Company increased its emphasis on the Dealer Program, which became a more significant source of growth than in prior years. The Company expects that this emphasis will continue. Several of the Company's competitors also have dealer programs, and there can be no assurance that the Company will be able to retain or expand its current dealer base or that competitive offers to the Company's dealers will not require the Company to pay higher prices to the Company's dealers for subscriber accounts than previously paid. The Company's five highest producing dealers generated 45.2% of the total subscriber accounts purchased by the Company through the Dealer Program in the fiscal 1996. The loss of any of such dealers would negatively impact the Company's subscribers, revenues and cash flows from operations.

         Need for Additional Capital. In fiscal 1995 and fiscal 1996, the Company spent a total of $170.7 million in investing activities, including acquisitions of portfolios of subscriber accounts and purchases of subscriber accounts through the Dealer Program. Net cash provided by operating activities during such period totaled $32.6 million, and the Company used borrowings under the Revolving Credit Facility and proceeds from offerings of debt and equity securities to fund the remainder of the Company's investing activities. The Company intends to continue to pursue subscriber account growth through the Dealer Program and acquisitions. As a result, the Company will be required to seek additional funding from additional borrowings under the Revolving Credit Facility and the sale of additional securities in the future, which may lead to higher leverage or the dilution of then existing holders' investment in the Common Stock. See "--Risks Related to High Leverage." Any inability of the Company to obtain funding through external financings is likely to adversely affect the Company's ability to increase its subscribers, revenues and cash flows from operations. There can be no assurance that external funding will be available to the Company on attractive terms or at all.

         Management of Growth. The Company's business strategy is to grow rapidly through the addition of subscriber accounts. This expansion has placed and will continue to place substantial demands on the Company's management and operational resources and system of financial and internal controls. The Company's future operating results will depend in part on the Company's ability to continue to implement and improve the Company's operating and financial controls and to expand, train and manage the Company's employee base. Significant changes in quarterly revenues and costs may result from the Company's execution of its business strategy, resulting in fluctuating financial results. Additionally, management of growth may limit the time available to the Company's management to attend to other operational, financial and strategic issues.

         Attrition of Subscriber Accounts. The Company experiences attrition of subscriber accounts as a result of, among other factors, relocation of subscribers, adverse financial and economic conditions, and competition from other alarm service companies. In addition, the Company loses certain accounts, particularly acquired accounts, to the extent the Company does not service those accounts adequately or does not assimilate new accounts into the Company's operations. An increase in such attrition could have a material adverse effect on the Company's revenues and earnings.

         When acquiring accounts, the Company seeks to withhold a portion of the purchase price as a partial reserve against excess subscriber attrition. If the actual attrition rate for the accounts acquired is greater than the rate assumed by the Company at the time of the acquisition, and the Company is unable to recoup its damages from the portion of the purchase price held back from the seller, such attrition could have a material adverse effect on the Company's financial condition or results of operations. There can be no assurance that the Company will be able to obtain purchase price holdbacks in future acquisitions, particularly acquisitions of large portfolios. The Company is not aware of any reliable historical data relating to account attrition rates prepared by companies from whom the Company has acquired accounts, and the Company has no assurance that actual account attrition for acquired accounts will not be greater than the attrition rate assumed or historically incurred by the Company. In addition, because some acquired accounts are prepaid on an annual, semiannual or quarterly basis, attrition may not become evident for some time after an acquisition is consummated.

         At September 30, 1996, the cost of subscriber accounts and intangible assets, net of previously accumulated amortization, was $257.4 million, which constituted 88.7% of the book value of the Company's total assets. The Company's purchased subscriber accounts are amortized on a straight-line basis over the estimated life of the related revenues. To estimate such life, the Company first determines gross subscriber attrition, defined by the Company for a period as a quotient, the numerator of which is equal to the number of subscribers who disconnect services during such period and the denominator of which is the average of the number of subscribers at each month end during such period. Gross subscriber attrition was 19.3% and 18.3% for fiscal 1995 and fiscal 1996, respectively. The Company offsets gross attrition by adding new accounts from subscribers who move into premises previously occupied by Company subscribers and in which security alarm systems are installed, conversions of accounts that were previously monitored by other alarm companies to the Company's monitoring services and accounts for which the Company obtains a guarantee from the seller that provides for the Company to "put" back to the seller canceled accounts. The resulting figure is used as a guideline to determine the estimated life of subscriber revenues. It is the Company's policy to review periodically actual account attrition and, when necessary, adjust the remaining estimated lives of the Company's purchased accounts to reflect assumed future attrition. In fiscal 1993, the Company made such an adjustment to the estimated life of subscriber accounts, reducing such estimated life from 12 years to 10 years. There could be a material adverse effect on the Company's results of operations and financial condition if actual account attrition significantly exceeds assumed attrition and the Company has to make further adjustments with respect to the amortization of purchased subscriber accounts.

         Impact of Accounting Differences for Account Purchases and New Installations. A difference between the accounting treatment of the purchase of subscriber accounts (including both purchases of subscriber account portfolios and purchases under ongoing agreements with independent alarm dealers) and the accounting treatment of the generation of subscriber accounts through direct sales by the Company's sales force has a significant impact on the Company's results of operations. All direct external costs associated with purchases of subscriber accounts are capitalized and amortized over 10 years on a straight-line basis. Also included in capitalized costs are certain acquisition transition costs that reflect the Company's estimate of costs associated with incorporating the purchased subscriber accounts into the Company's operations. Such costs include costs incurred by the Company in fulfilling the seller's pre-acquisition obligations to the acquired subscribers, such as providing warranty repair services. In contrast, all of the Company's costs related to the marketing, sales and installation of new alarm monitoring systems generated by the Company's sales force are expensed in the period in which such activities occur. The Company's marketing, sales and installation expenses for new systems generally exceed installation revenues.

         The Company's purchase activity increased significantly during fiscal 1994, fiscal 1995 and fiscal 1996. See "--Risks Related to Acquisitions." In addition, during those periods the Company reduced the Company's sales of new systems and related marketing expenditures. As a result of the difference in the methods by which such activities are accounted for, the combined effect of these two factors was to improve operating results during the three years ended September 30, 1996. The Company does not expect to further reduce sales of new systems by Company personnel and related marketing expenditures in fiscal 1997. There can be no assurance that the Company will not increase its emphasis on the marketing and sales of new alarm system installations in the future, particularly in connection with a joint venture or other strategic alliance; any such increase could adversely affect results of operations. The Company anticipates that subscriber accounts added through the co-branded program with PacifiCorp will be purchased through the Dealer Program rather than generated through sales of new alarm systems by Company personnel.

         Possible Adverse Effect of "False Alarm" Ordinances. According to certain data concerning the residential security alarm market prepared in December 1995 by J.P. Freeman & Co. (the "Freeman Data"), approximately 97% of alarm activations that result in the dispatch of police or fire department personnel are not emergencies, and thus are "false alarms." Significant concern has arisen in certain municipalities about this high incidence of false alarms. This concern could cause a decrease in the likelihood or timeliness of police response to alarm activations and thereby decrease the propensity of consumers to purchase or maintain alarm monitoring services.

         A number of local governmental authorities have considered or adopted various measures aimed at reducing the number of false alarms. Such measures include (i) subjecting alarm monitoring companies to fines or penalties for transmitting false alarms, (ii) licensing individual alarm systems and the revocation of such licenses following a specified number of false alarms, (iii) imposing fines on alarm subscribers for false alarms, (iv) imposing limitations on the number of times the police will respond to alarms at a particular location after a specified number of false alarms, and (v) requiring further verification of an alarm signal before the police will respond. Enactment of such measures could adversely affect the Company's future business and operations.

         Possible Adverse Effect of Future Government Regulations, Risks of Litigation. The Company's operations are subject to a variety of laws, regulations and licensing requirements of federal, state and local authorities. In certain jurisdictions, the Company is required to obtain licenses or permits, to comply with standards governing employee selection and training, and to meet certain standards in the conduct of the Company's business. The loss of such licenses, or the imposition of conditions to the granting or retention of such licenses, could have a material adverse effect on the Company.

         The Company's advertising and sales practices are regulated by both the Federal Trade Commission and state consumer protection laws. Such regulations include restrictions on the manner in which the Company promotes the sale of security alarm systems and the obligation of the Company to provide purchasers of alarm systems with certain rescission rights. While the Company believes that it has complied with these regulations in all material respects, there can be no assurance that none of these regulations was violated in connection with the solicitation of the Company's existing subscriber accounts, particularly with respect to accounts acquired from third parties, or that no such violation will occur in the future.

         From time to time, subscribers have submitted complaints to state and local authorities regarding the Company's sales and billing practices, which in some instances have resulted in discussions with, or actions by, such authorities. In August 1994, as a result of certain complaints by subscribers, three California governmental authorities brought an action against the Company, and concurrently settled such action. In connection with the settlement of such action, the Company agreed to the filing of an injunction requiring the Company to provide notices of certain increases in charges for its services and to comply with certain restrictions in its marketing, billing and collection activities, and paid restitution to subscribers in the amount of $31,000 and civil penalties of $30,000. Any violation by the Company of the terms of such injunction could have a material adverse effect on the Company.

         The Company does not believe that any of the investigations or actions described herein has had or will have a material adverse effect on the Company. However, there can be no assurance that other actions that may be taken in the future by these or other authorities as a result of subscriber complaints will not have such adverse effect on the Company.

         Risks of Liability from Operations. The nature of the services provided by the Company potentially exposes it to greater risks of liability for employee acts or omissions or system failure than may be inherent in other businesses. Most of the Company's alarm monitoring agreements and other agreements pursuant to which the Company sells its products and services contain provisions limiting liability to subscribers in an attempt to reduce this risk. However, in the event of litigation with respect to such matters there can be no assurance that these limitations will be enforced, and the costs of such litigation could have an adverse effect on the Company.

         The Company's alarm response and patrol services require Company personnel to respond to emergencies that may entail risk of harm to such employees and to others. In most cities in which the Company provides such services, the Company's patrol officers carry firearms, which may increase such risk. Although the Company screens and trains its employees, the provision of alarm response service subjects the Company to greater risks related to accidents or employee behavior than other types of businesses. Reduction of police participation in the handling of emergencies could expose the Company's patrol officers to greater hazards and further increase the Company's risk of liability.

         The Company carries insurance of various types, including general liability and errors and omissions insurance providing coverage of $15.0 million on both an aggregate and a per claim basis. The loss experience of the Company and other security service companies may affect the availability and cost of such insurance. Certain of the Company's insurance policies and the laws of some states may limit or prohibit insurance coverage for punitive or certain other types of damages, or liability arising from gross negligence.

         Geographic Concentration. The Company's existing subscriber base is geographically concentrated in certain metropolitan areas and surrounding suburbs in the seven western states in which the Company operates. Accordingly, the performance of the Company may be adversely affected by regional or local economic conditions.

         As a result of acquisitions or strategic alliances, the Company may from time to time expand its operations into regions outside of the Company's current operating area. The acquisition of subscriber accounts in other regions, or in metropolitan areas in which the Company does not currently have subscribers, requires an investment by the Company in local branches and personnel necessary to service such accounts. In order for the Company to expand successfully into a new area, the Company must obtain a sufficient number, and density, of subscriber accounts in such area to support the additional investment. There can be no assurance that an expansion into new geographic areas would generate operating profits.

         Competition. The security alarm industry is highly competitive and highly fragmented. The Company competes with larger national companies, as well as smaller regional and local companies, in all of the Company's operations. Furthermore, new competitors are continuing to enter the industry and the Company may encounter additional competition from such future industry entrants.

         Certain of the Company's current competitors have, and new competitors may have, greater financial resources than the Company. In addition, other alarm services companies have adopted a strategy similar to the Company's that entails the aggressive purchase of alarm monitoring accounts both through acquisitions of account portfolios and through dealer programs. Some of these companies may be willing to offer higher prices than the Company is prepared to offer to purchase subscriber accounts. The effect of such competition may be to reduce the purchase opportunities available to the Company, thus reducing the Company's rate of growth, or to increase the price paid by the Company for subscriber accounts, which would adversely affect the Company's return on investment in such accounts and the Company's results of operations.

         Dependence Upon Senior Management. The success of the Company's business is largely dependent upon the active participation of the Company's executive officers. The loss of the services of one or more of such officers for any reason may have a material adverse effect on the Company's business.

         Effect of Change of Control, Fundamental Change and Delaware Anti-takeover Law. At the option of the holders of the Convertible Notes, Monitoring is required to purchase the Convertible Notes at a price initially equal to 106.75% of the principal amount thereof plus accrued and unpaid interest upon the occurrence of any "Fundamental Change" as defined in the Convertible Notes Indenture. In addition, Monitoring is required to make an offer to purchase all of the Discount Notes at a price equal to 101% of their Accreted Value (as defined in the Discount Notes Indenture) on any repurchase date prior to June 30, 1998, or at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest to any repurchase date on or after June 30, 1998, upon the occurrence of any "Change of Control" as defined in the Discount Notes Indenture. A "Fundamental Change" and a "Change of Control" also constitute events of default under the Revolving Credit Facility. If such an event were to occur, the Company may not be able to repay all of its obligations that would then become payable. Such provisions, together with certain provisions of Delaware law, could delay or prevent a change in control of the Company, could discourage acquisition proposals and could diminish the opportunities for a stockholder to participate in tender offers, including tender offers at a price above the then current market value of the Common Stock or over a stockholder's cost basis in the Common Stock. In addition, the Board of Directors, without further stockholder approval, may issue preferred stock, which could have the effect of delaying, deferring or preventing a change in control of POI. The issuance of preferred stock could also adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others.

         Shares Eligible for Future Sale. Of the 13,466,671 shares of Common Stock outstanding at December 30, 1996, 9,797,136 shares were freely tradeable in the public market without any restriction whatsoever, an additional 2,950,000 shares were eligible for sale subject to the volume limitations of Rule 144 under the Securities Act and 719,535 additional shares were subject to contractual restrictions on transfer expiring on January 6, 1997. In addition, as of December 30, 1996, (i) an aggregate of 5,766,017 shares of Common Stock were issuable upon conversion of the Convertible Notes at a conversion price of $17.95 per share, (ii) an aggregate of 1,351,158 shares of Common Stock were issuable upon the exercise of outstanding warrants with a weighted average exercise price of $3.19 per share, (iii) an aggregate of 1,300,060 shares of Common Stock were issuable upon the exercise of outstanding options and management performance warrants with a weighted average exercise price of $5.97 per share, and (iv) an aggregate of 34,265 shares were issuable in connection with certain acquisitions of portfolios of alarm accounts, all of which shares are currently registered for sale or resale under the Securities Act. Certain stockholders of the Company also have certain demand and "piggyback" registration rights pursuant to a stockholders' agreement among such stockholders and POI. Sales and potential sales of substantial amounts of Common Stock in the public market could adversely affect the prevailing market price of the Common Stock.

         Dividend Policy, Restrictions on Dividends. POI has never paid any cash dividends on the Common Stock and does not intend to pay any cash dividends in the foreseeable future. POI is dependent upon the receipt of dividends or other distributions from Monitoring to fund POI's operations, and the Credit Agreement and the Discount Notes Indenture restrict POI's ability to declare or pay any dividend on, or make any other distribution in respect of, the Common Stock and do not permit distributions from Monitoring to POI other than for certain specified purposes.

         Possible Volatility of Prices of the Common Stock. The stock market has from time to time experienced extreme price and volume fluctuations that have been unrelated to the operating performance of particular companies. The market prices of the Common Stock may be significantly affected by quarterly variations in the Company's operating results, litigation involving the Company, general trends in the security alarm industry, actions by governmental agencies, national economic and stock market conditions, industry reports and other factors, many of which are beyond the control of the Company. Due to all of the foregoing factors, it is likely that the Company's operating results will fall below the expectations of the Company, securities analysts or investors in some future quarter. In such event, the trading price of the Common Stock would likely be materially and adversely affected.

                                 THE ACQUISITION

         On December 17, 1996, Monitoring entered into the Purchase Agreement, which provides for the acquisition by Monitoring of the security alarm accounts, equipment, telephone lines and certain other assets of Phillips. Pursuant to the Purchase Agreement, in consideration of the Acquisition, Monitoring (i) will assume certain operating obligations of Phillips, (ii) will pay to Phillips approximately $12,500,000 in cash, 11.6% of which will be held in escrow for 90 days pending certain purchase price adjustments, (iii) will deliver to Phillips 203,562 shares of Common Stock, which number was derived by dividing $2,000,000 by an average of the closing price of the Common Stock on the Nasdaq National Market during the period of the 10 most recent trading days ending on the second trading day prior to the Acquisition. Pursuant to the Purchase Agreement, the consummation of the Acquisition is conditioned upon, among other things, the Registration Statement having been declared effective by the Commission. The parties anticipate that the Acquisition will be consummated on or shortly after the date on which the Registration Statement is so declared effective.

         In connection with the Acquisition, POI and the Selling Stockholder entered into Registration Rights Agreement (the "Registration Rights Agreement") that provides for the filing of the Registration Statement of which this Prospectus is a part and for the payment by POI of the expenses incurred in connection therewith, other than underwriting discounts and selling commissions, if any, transfer taxes and fees and expenses payable to third parties employed by the Selling Stockholder.

                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the sale from time to time of any of the Shares. All proceeds from the sale of the Shares will be for the account of the Selling Stockholder, as described below. See "Selling Stockholder" and "Plan of Distribution."

                          DESCRIPTION OF CAPITAL STOCK

         The authorized capital stock of POI consists of 24,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, par value $.10 per share ("Preferred Stock").

COMMON STOCK

         As of December 30, 1996, there were 13,466,671 shares of Common Stock issued and outstanding.

         Each share of Common Stock entitles the holder of record thereof to cast one vote on all matters submitted for a vote of stockholders. The holders of Common Stock do not possess cumulative voting rights, and members of the Board of Directors of POI are elected by a plurality vote. As a result, the holders of a majority of outstanding shares of Common Stock voting for the election of directors of POI can elect all directors then being elected.

         Each share of Common Stock has an equal and ratable right to receive such dividends as may be declared by the Board of Directors of POI out of funds legally available therefor, subject to the rights of the holder(s) of any one or more series of Preferred Stock then outstanding.

         Upon the liquidation, dissolution or winding up of POI, the assets of POI legally available for distribution to stockholders are distributable equally and ratably among the holders of Common Stock, subject to prior distribution rights of creditors of POI and to the preferential rights of the holders of any one or more series of Preferred Stock then outstanding.

         The holders of shares of Common Stock have no preemptive, subscription, redemption or conversion rights and are not liable for further calls or assessments. All outstanding shares of Common Stock are fully paid and nonassessable.

         The Transfer Agent and Registrar for the Common Stock is ChaseMellon Shareholder Services, Seattle, Washington.

PREFERRED STOCK

         POI is authorized to issue up to an aggregate of 5,000,000 shares of Preferred Stock in such series and with such designations, rights and preferences as may be determined from time to time by the Board of Directors of POI. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the Common Stock. In the event of such issuance, the Preferred Stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of POI. As of the date of this Prospectus, there are no shares of Preferred Stock outstanding, and POI has no present intention to issue any additional such shares.

DELAWARE ANTI-TAKEOVER LAW

         POI is a Delaware corporation and is subject to Section 203 of the Delaware General Corporation Law. Pursuant to Section 203, certain "business combinations" (as defined) between a Delaware corporation and an "interested stockholder" (defined generally as a stockholder who becomes the beneficial owner of 15% or more of a Delaware corporation's outstanding voting stock) are prohibited for three years following the date such stockholder became an interested stockholder, unless: (i) the corporation has elected in its certificate of incorporation not to be governed by Section 203; (ii) the business combination or the transaction in which the interested stockholder became an interested stockholder was approved by the corporation's board of directors before the other party to the business combination became an interested stockholder; (iii) upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding voting stock owned by directors who are also officers of the corporation or held in employee benefit plans that do not provide employees a confidential right to determine whether to tender (or how to vote) stock held by the plan; or (iv) the business combination was approved by the board of directors of the corporation and by the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder. The three-year prohibition also does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors. The term "business combination" is defined generally to include mergers or consolidations between a Delaware corporation and an "interested stockholder," transactions with an "interested stockholder" involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions that increase an interested stockholder's percentage ownership of stock. The provisions of Section 203 requiring a "supermajority" vote to approve certain corporate transactions could enable certain of the Company's stockholders to exercise veto power over such transactions.

                               SELLING STOCKHOLDER

         All of the Shares are owned, and may offered and sold from time to time, by the Selling Stockholder. The Selling Stockholder has advised the Company that as of the date of this Prospectus, the Selling Stockholder does not own any shares of Common Stock other than the Shares and that if all of the Shares are sold as described herein, the Selling Stockholder will not own any shares of Common Stock.

         The parties to the Purchase Agreement have agreed that upon consummation of the Acquisition, company formed by the Selling Stockholder become a participant in the Company's independent dealer program. Subject to the foregoing and except for the transactions contemplated by the Purchase Agreement, the Selling Stockholder has not had any material relationship with the Company or any of its affiliates within the three-year period ending on the date of this Prospectus.

                              PLAN OF DISTRIBUTION

         The Selling Stockholder may from time to time sell the shares of Common Stock covered by this Prospectus in one or more of the following transactions:
(i) to underwriters who will acquire the shares for their own account and resell such shares in one or more transactions, including negotiated transactions, at a fixed price or at varying prices determined at the time of sale, with any initial public offering price and any discount or concession allowed or re-allowed or paid to dealers subject to change from time to time; (ii) through brokers or dealers, acting as principal or agent, in transactions (which may involve block transactions) on the Nasdaq National Market in ordinary brokerage transactions, in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or otherwise (including without limitation sales in transactions that comply with the volume and manner of sale provisions contained in paragraphs (e) and (f) of Rule 144 under the Securities Act ("Rule 144")); or
(iii) directly or indirectly through brokers or agents in private sales at negotiated prices, or in any combination of such methods of sale. This Prospectus may be supplemented or amended from time to time to describe a specific plan of distribution.

         In connection with the distribution of the Shares or otherwise, the Selling Stockholder may: (a) enter into hedging transactions with broker-dealers or other financial institutions, and in connection with such transactions, broker-dealers or other financial institutions may engage in short sales of Common Stock in the course of hedging the positions they assume with the Selling Stockholder; (b) sell shares of Common Stock short and redeliver the Shares to close out such short positions; and/or (c) enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to such broker-dealer or other financial institution of the Shares, which Common Stock such broker-dealer or other financial institution may (subject to any applicable transfer restriction contained in an agreement between the Selling Stockholder and the Company) resell pursuant to this Prospectus as supplemented or amended to reflect such transaction. The Selling Stockholder also may loan or pledge the Shares to a broker-dealer or other financial institution and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged Shares pursuant to this Prospectus as supplemented or amended to reflect such transaction. In addition to the foregoing, the Selling Stockholder may, from time to time, enter into other types of hedging transactions.

         Underwriters participating in any offering may receive underwriting discounts and commissions, discounts or concessions may be allowed or re-allowed or paid to dealers, and brokers or agents participating in such transactions may receive brokerage or agent's commissions or fees, all in amounts to be negotiated in connection with sales pursuant hereto. The underwriter, agent or dealer utilized in the sale of Common Stock will not confirm sales to accounts of which such persons exercise discretionary authority. In effecting sales of the Shares, brokers or dealers engaged by the Selling Stockholder may arrange for other brokers or dealers to participate. Brokers or dealers may receive compensation in the form of commissions or discounts from the Selling Stockholder and may receive commission from the purchases of Shares for whom such broker-dealers may act as agents, all in amounts to be negotiated, including immediately prior to the sale.

         The Selling Stockholder and all underwriters, dealers or agents, if any, who participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any profit on the sale of such Shares by such stockholders, and all discounts, commissions or concessions received by such underwriters, dealers or agents, if any (whether received from the Selling Stockholder and/or from the purchasers of the Shares for whom those dealers or agents may act as agents), may be deemed to be underwriting discounts and commissions under the Securities Act.

         Certain of the above-described underwriters, dealers, brokers or agents may engage in transactions with, or perform services for, with the Company and its affiliates in the ordinary course of business.

         Upon POI being notified by the Selling Stockholder that any arrangement has been entered into with a broker-dealer for the sale of Shares through a block trade, special offering or secondary distribution or a purchase by a broker-dealer, to the extent required by applicable law, a supplement to this Prospectus will be distributed that will set forth the name(s) of the participating underwriters, dealers or agents, the aggregate amount of Shares being so offered and the terms of the offering, including all underwriting discounts, commissions and other items constituting compensation from, and the resulting net proceeds to, the Selling Stockholder, all discounts, commissions or concessions allowed or re-allowed or paid to dealers, if any, and, if applicable, the purchase price to be paid by any underwriter for shares of Common Stock purchases from the Selling Stockholder.

         The Selling Stockholder and other persons participating in the distribution of the Shares will be subject to applicable provisions of the Exchange Act and the rules and regulations of the Commission thereunder, including, without limitation, Rules 10b-2, 10b-5, 10b-6 and 10b-7, which provisions may limit the timing of the purchase and sale of shares of Common Stock by the Selling Stockholder.

         Shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

                                  LEGAL MATTERS

         The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for POI by Mitchell, Silberberg & Knupp LLP, Los Angeles, California.

                                     EXPERTS

         The consolidated balance sheets of Protection One, Inc. and subsidiaries as of September 30, 1996 and 1995 and the related consolidated statements of operations, cash flows and changes in stockholders' equity (deficit) for each of the three years in the period ended September 30, 1996 incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report, which includes an explanatory paragraph with respect to a change in method of accounting for certain subscriber account acquisition and transition costs, of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.